Exhibit 21.1

Subsidiaries of Sensata Technologies B.V.

Name	Jurisdiction of Incorporation

Sensata Technologies Japan Limited	Japan

Sensata Technologies Malaysia Sdn. Bhd.	Malaysia

Sensata Technologies Holdings (Korea) Limited	Korea

Sensata Technologies (Korea) Limited	Korea

Sensata Technologies Holland B.V.	The Netherlands

Sensata Technologies Holding Company Mexico B.V.	The Netherlands

Sensata Technologies de México, S. de R.L. de C.V.	Mexico

Servicios Administrativos Sensata Technologies, S. de R.L. de C.V.	Mexico

Sensata Technologies Finance Company, LLC	United States

Sensata Technologies Holding Company US B.V.	The Netherlands

Sensata Technologies, Inc.	United States

Sensata Technologies India Private Limited	India

Sensata Technologies Singapore, Pte. Ltd.	Singapore

Sensata Technologies Taiwan Co., Ltd.	Taiwan

Sensata Technologies Hong Kong, Limited	Hong Kong

Sensata Technologies International Trading Shanghai Co. Ltd.	China

Sensata Technologies Spain, S.L.	Spain

Sensata Technologies France SAS	France

Sensata Technologies Germany GmbH	Germany

Sensata Technologies Sensores e Controles do Brasil Ltda	Brazil

Sensata Technologies Changzou Co. Ltd.	China

Sensata Technologies China Co, Ltd.	China

Sensata Technologies Italia S.p.A.	Italy

First Inertia Switch Ltd (U.S.)	United States

Control Devices, Inc.	United States

CDI Netherlands B.V.	The Netherlands

RDI Management Company, Inc.	United States

CDI Holding International SAS	France

First Technology Europe SAS	France

FTCP Holdings Ltd.	United Kingdom

First Inertia Switch Ltd.	United Kingdom

FTCP Bermuda Ltd.	Bermuda

First Technology Dominicana Holdings, SA	Dominican Republic

First Technology Dominicana, SA	Dominican Republic

First Technology (Europe) Limited	United Kingdom

SMaL Camera Techologies, Inc.	United States